Exhibit 99.1

IVY LEAGUE UNIVERSITY ADOPTS ICEBOX

IceWEB Order to Accommodate Up to 5,000 Users

Sterling, VA – July 15, 2013 – IceWEB Storage Corporation – (OTC BB:IWEB), an award-winning Unified Data Storage appliance provider for cloud and virtual environments, as well as the highly secure, scalable IceBOX BYOD (Bring Your Own Device) Private Digital Cloud Solution, today announced that the Company secured an order from an Ivy League University for up to 5,000 users.

The University chose an IceWEB 2200 2U IceBOX storage appliance with 4TB capacity expandable to 48TB.

“The Ivy League is the gold standard for colleges and universities in the US. Their administrators, faculty, and students require the latest and most secure way to collaborate in a BYOD environment. To have been able to meet their exacting requirements with our IceBOX private cloud collaboration platform is particularly gratifying. As we continue to transition customers of all sizes from traditional ways of unsecure file sharing to IceBOX and BYOD, we’re also building a more aggressive recurring revenue model for our company,” said Rob Howe, CEO.

IceBOX provides:

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Industry leading 256 bit encryption;

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Unmatched data protection with a built-in backup utility and DR replication capability in our 2000 models;

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The broadest BYOD support; Apple, Blackberry, Windows Mobile & Kindle; and

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The ability to present existing Windows network file shares via the IceBOX Cloud Platform

For more information please call 800-465-4637 or visit www.iceweb.com. To become part of the Company's e-mail list for industry updates and press releases, please send an e-mail to ir@iceweb.com.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases you can identify those so-called "forward looking statements" by words such as "may," "will," "should," "expects," "plans," "targets," "believes," "anticipates," "estimates," "predicts," "potential," or "continue" or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934, as amended, or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Contact:

Cynthia DeMonte

ir@iceweb.com

917-273-1717